EXHIBIT 10.1

DEFERRED STOCK AWARD AGREEMENT

UNDER THE HARVARD BIOSCIENCE, INC. THIRD AMENDED AND RESTATED 2000

STOCK OPTION AND INCENTIVE PLAN, AS AMENDED

Name of Grantee:

Grant Date:

Pursuant to the Harvard Bioscience, Inc. Third Amended and Restated 2000 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”), Harvard Bioscience, Inc. (the “Company”) hereby grants a number of Restricted Stock Units (“RSUs”) to be determined in accordance herewith to the Grantee named above (the “Award”), subject to the terms of the Plan and this Deferred Stock Award Agreement (the “Agreement”). The Award represents a promise to pay to the Grantee certain shares of Common Stock, par value $0.01 per share (the “Stock”) of the Company in an amount determined based on the attainment of performance goals related to total shareholder return (“TSR”) and continued employment, subject to the restrictions and conditions set forth herein and in the Plan.

1.    Grant and Restrictions.

(a)    Grant. The Company hereby awards to the Grantee a target award of ________________ RSUs (hereinafter, as adjusted in accordance with Section 7, the “Target Award”), subject to the vesting and other conditions set forth herein and in the Plan, with the final amount of the Award to be the Final RSUs as determined in accordance with Section 2 below.

(b) No Voting Rights and Dividends. Until such time as the RSUs are paid to the Grantee in shares of Stock, the Grantee shall have no voting rights and no rights to any dividends or other distributions with respect to the RSUs.

(c)    Restrictions on Transfer. The RSUs granted pursuant to this Agreement may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of prior to vesting.

2.    Vesting of Restricted Stock Units.

(a)    General Vesting Terms. Except as set forth in Paragraphs 2(b) and 2(c) below, the Grantee shall vest in a number of RSUs (the “Final RSUs”) based on the attainment of the TSR performance goals described on Schedule A as of the end of the Performance Period (as defined below), provided that the Grantee remains employed by the Company or any Subsidiaries through __________________ (the “Vesting Date”). The Performance Period is the period beginning on __________________ and ending on __________________ (the “Performance Period”). Your Final RSUs will be determined by multiplying the Target Award by the percentage (from zero to _____%) (the “Performance Factor”) which is based on the Company’s Total Shareholder Return during the Performance Period compared to the companies in the __________________, determined according to Schedule A of this Agreement. Except as specifically provided below in this Section 2, no RSUs will vest for any reason prior to the Vesting Date. Except as provided in Paragraphs 2(b) and 2(c) below, if the TSR performance goals are not attained at the end of the Performance Period, the RSUs will be immediately forfeited. Upon vesting in accordance herewith or Paragraph 2(c), the restrictions and conditions in Paragraph 1 of this Agreement with respect to such RSU shall lapse and such RSU shall become payable to the Grantee in shares of Stock on the relevant vesting date in the amount of the vested RSUs in accordance with Schedule A. Any fractional RSU resulting from the vesting of the RSUs in accordance with this Agreement shall be rounded down to the nearest whole number.

(b)    Except as noted in Paragraph 2(c) below, and notwithstanding any provision of any other agreement or arrangement between the Grantee and the Company that provides accelerated vesting of RSUs or all equity awards in general in the event of certain types of termination, the Grantee’s rights to all RSUs granted herein and not yet vested in accordance with the provisions of Paragraphs 2(a) or 2(c), and Schedule A, shall automatically terminate upon the Grantee’s termination of employment, voluntarily or involuntarily, with the Company and its Subsidiaries for any reason (including death).

(c) Notwithstanding anything to the contrary in this Agreement, if a Change of Control occurs during the Performance Period, the date of such Change of Control shall be deemed the Vesting Date, and the Performance Factor will be calculated as if the date of the Change of Control is the last day of the Performance Period. In such event, your Final RSUs will be determined by multiplying the Target Award by the calculated Performance Factor.

3.    Receipt of Stock Upon Vesting. Upon the vesting of the RSUs as provided in Paragraph 2, the Grantee shall receive one share of Stock for each RSU vested. Shares of Stock acquired pursuant to this Award shall be issued and delivered to the Grantee either in actual stock certificates or by electronic book entry, subject to tax withholding as provided in Paragraph 6 below.

4.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.    Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

6.    Tax Withholding. Unless the Grantee elects to satisfy the tax withholding obligation in a timely manner by making the payments or related arrangements in accordance with Section 14(a) of the Plan (including, without limitation, payments made from such Grantee’s compensation or other cash payments otherwise due him or her from the Company or by paying the Company directly by a separate check), the tax withholding obligation shall be satisfied by the Company withholding, from shares of Stock to be issued to the Grantee hereunder, such number of the Grantee’s shares having an aggregate fair market value equal to the required minimum amount of the tax withholding then due with respect to such Grantee.

7.    No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

8. Certain Corporate Changes. If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the RSUs granted under this Agreement, the Administrator shall adjust, as provided in the Plan, the number and class of shares underlying the RSUs held by the Grantee, the maximum number of shares for which the RSUs may vest, and the share price or class of Common Stock for purposes of the TSR performance goals, as appropriate, to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the RSUs. Any adjustment that occurs under the terms of this Section 9 or the Plan will not change the timing or form of payment with respect to any RSUs except in accordance with section 409A of the Code.

9.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

HARVARD BIOSCIENCE, INC.

By:
Name:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Grantee’s Signature

Grantee’s name and address:

Schedule A

Determination of Performance Factor

The Performance Factor shall be determined according to the following table:

Relative TSR Percentile Rank*	Performance Factor**
__th percentile or lower	0%
__th percentile	__%
__th to __[h] percentile	__%, plus for each __ percentile above __th percentile, an additional __%
__th percentile	__%
__st to __th percentile	__%, plus for each __ percentile above __th percentile, an additional __%
__th percentile or higher	__%
Examples: If the Company’s Relative TSR Percentile Rank falls into the __rd percentile (i.e., __percentiles above the __th percentile), the Performance Factor will be __% (calculated by multiplying __ by __% and adding it to __%). If the Company’s Relative TSR Percentile Rank falls into the __th percentile (i.e., __percentiles above the __th percentile), the Performance Factor will be __% (calculated by multiplying __by __% and adding it to __%), provided that if the Total Shareholder Return for the Company is negative, the Performance Factor in such instance would be __%.

*Total Shareholder Return for the Company shall be based on the percentage increase/decrease from the Initial Price to the Final Price, and shall reflect the reinvestment of dividends paid (if any) to shareholders of Common Stock during the Measurement Period.

** If the Total Shareholder Return is negative for the Performance Period, the Performance Factor is subject to a cap of __%.

For purposes of the foregoing calculation:

1.    “Total Shareholder Return” mean the quotient (expressed as a percentage) obtained by dividing (i)(A) the Final Price, plus (B) the aggregate amount of dividends paid in respect of a share of Common Stock during the Measurement Period (assuming reinvestment of the dividends), minus (C) the Initial Price, by (ii) the Initial Price.

2.    “Initial Price” means the average closing price of Common Stock over the twenty trading day period ending on the trading day immediately preceding the first day of the Performance Period.

3.    “Final Price” means the average closing price of Common Stock over the twenty trading day period ending on the last day of the Measurement Period.

4.    "Measurement Period" means the Performance Period; provided that in the event of a Change of Control, Total Shareholder Return shall be calculated through the date of the Change of Control as provided in the Agreement.

5.     “Relative TSR Percentile Rank” means the percentile within the __________________ (as defined below) that the Company’s Total Shareholder Return would have for the Measurement Period.

6. If the Company’s Relative TSR Percentile Rank falls between the measuring points, the Company’s Relative TSR Percentile Rank will be rounded to the nearest whole percentage point. With respect to the __________________, such Initial Price and Final Price shall be determined on a component basis (assuming dividend reinvestment) during the applicable twenty (20) trading day periods using an open approach).

7. The companies included in the __________________ for purposes of the Relative TSR Percentile Rank calculation (the “__________________ Constituent Companies”) will be determined on the first day of the Measurement Period and will be changed only in accordance with the following and no company shall be added during the Measurement Period for purposes of the Relative TSR Percentile Rank calculation. The __________________ Constituent Companies for purposes of the Relative TSR Percentile Rank calculation will be subject to change as follows:

(i) In the event of a merger, acquisition or business combination transaction of a company in the __________________Constituent Companies in which the company in the __________________Constituent Companies is the surviving entity and remains publicly traded, the surviving entity shall remain a company in the __________________Constituent Companies. Any entity involved in the transaction that is not the surviving company shall no longer be a company in the __________________Constituent Companies.

(ii) In the event of a merger, acquisition or business combination transaction of a company in the __________________Constituent Companies, a “going private” transaction or other event involving a company in the __________________Constituent Companies or the liquidation of a company in the __________________Constituent Companies, in each case where the company in the __________________Constituent Companies is not the surviving entity or is no longer publicly traded, the company shall no longer be a company in the __________________Constituent Companies.

(iii) Notwithstanding the foregoing, in the event of a bankruptcy of a company in the __________________Constituent Companies where the company in the __________________ Constituent Companies is not publicly traded at the end of the Measurement Period, such company shall remain a company in the __________________Constituent Companies but shall be deemed to have a Total Shareholder Return of negative __% (-__%).